UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 6, 2017

Exactus, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	27-1085858
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4870 Sadler Rd, Suite 300, Glen Allen, VA 23060
(Address of principal executive offices)

(804) 205-5036
(Issuer’s telephone number)

____________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   [ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   [ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   [ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02
Unregistered Sales of Equity Securities.

On January 6, 2017, Exactus, Inc. (the “Company”) entered into an agreement with BioCapital Partners, LLC (“BioCapital”) pursuant to which BioCapital will provide general financial advisory and consulting services through December 31, 2017. In consideration for those services, the Company agreed to issue to BioCapital, on or about April 6, 2017, a warrant to purchase the Company’s common stock equal to four percent of the Company’s issued and outstanding capital stock on a fully-diluted basis (the “Warrant”). The Warrant will have an initial exercise price equal to the par value of the Company’s common stock, or $0.0001 per share, subject to certain customary anti-dilution reset adjustments. The Warrant may be exercised by the holder at any time, in whole or in part, until the fourth anniversary of the issuance date.

The issuance and sale of the Warrant is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. The Company has not engaged in general solicitation or advertising with regard to the issuance and sale of the Warrant, and has not offered securities to the public in connection with such issuance and sale.

In addition, the Company previously sold 641,844 shares of its common stock to IRTH Communications, LLC (“IRTH”) pursuant to a services agreement with IRTH pursuant to which IRTH agreed to perform certain investor relations, financial communications, and strategic consulting services. In partial consideration for those services, the Company issued $100,000 of our common stock, or 141,844 shares, to IRTH on November 18, 2016. On December 13, 2016, the Company issued an additional 500,000 shares of common stock to IRTH pursuant to an addendum to the services agreement and in consideration of certain additional services, including telemarketing and investor outreach services, to be provided by IRTH. The shares also were sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) and Rule 506(b) of Regulation D thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exactus, Inc.
Dated: January 12, 2017	/s/ Philip J. Young
Philip J. Young CEO